SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	September 18, 2006
(Date of earliest event reported)	September 18, 2006

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103-4298

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD

On September 18, 2006, Northern Border Pipeline Company, which is jointly owned by ONEOK Partners, L.P. and TC PipeLines, LP, issued a press release announcing that Northern Border Pipeline filed a stipulation and agreement that documents the settlement of its pending rate case with the Federal Energy Regulation Commission (FERC). A copy of the press release is furnished and attached hereto as Exhibit 99.1 hereto and incorporated herein by reference.
Item 8.01

Other Events

As required by the provisions of the settlement of its last rate case, on November 1, 2005, Northern Border Pipeline Company, of which we own a 50 percent interest, filed a rate case with the FERC. As a result of extensive settlement negotiations, on September 18, 2006, Northern Border Pipeline filed a stipulation and agreement which documents the settlement in its pending rate case. The settlement was reached between Northern Border Pipeline and its participant customers, is supported by the FERC staff.

The settlement establishes maximum long-term rates and charges for transportation on Northern Border Pipeline's system. Beginning in 2007, overall rates will be reduced, compared with rates prior to the filing, by approximately five percent for the full transportation path from Port of Morgan, Montana to the Chicago area. The previous charge of approximately $0.46 per dekatherm will now be approximately $0.44 per dekatherm. The factors used in calculating depreciation expense for transmission plant are being increased from the current 2.25 percent to 2.40 percent. The settlement provides for seasonal rates for short-term transportation services. The settlement also includes a three-year moratorium on filing rate cases and participants challenging these rates, and requires that Northern Border Pipeline file a rate case within six years.

After a comment period, the stipulation and agreement describing the settlement is expected to be certified by the administrative law judge presiding over the case and provided to the FERC for approval. The approval process is expected to be completed by late 2006. If certified and approved as presented, the settlement is not expected to have a material adverse affect on the Partnership.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 Press release issued by Northern Border Pipeline Company dated September 18, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	September 18, 2006	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration and Chief Financial Officer

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